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                                                                    EXHIBIT 4.03

                         PRECISE SOFTWARE SOLUTIONS LTD.
                                STOCK OPTION PLAN
                  (F/K/A SAVANT CORPORATION STOCK OPTION PLAN)

PURPOSE. The purpose of this Stock Option Plan is to further the interests of Precise Software Solutions Ltd., its Affiliates and its shareholders, by providing incentives in the form of stock option grants to key employees, officers, directors and consultants of the Company and its Affiliates, who contribute materially to the Company's success and profitability. The grants will recognize and reward outstanding individual performances and contributions and will give persons receiving grants a proprietary interest in the Company, thus enhancing their personal interest in the Company's continued success and progress. This Plan also will assist the Company and its Affiliates in attracting and retaining key persons. This Plan grants options that are intended to be either (1) incentive stock options as defined under Code Section 422, and will be taxed under that Section; or (2) non-incentive stock options, also known as statutory stock options, and will be taxed under Code Section 83.

                             ARTICLE 1 - DEFINITIONS

1.1 "AFFILIATE" means (A) any corporation (other than the Company) in an unbroken chain of corporations that includes the Company, if each of such corporations, other than the last corporation in the chain, owns at least 50% of the total voting power of one of the other corporations, and (B) any wholly-owed limited liability company of any such corporation listed in Subsection (A) above.

1.2 "AGREEMENT" means a written agreement entered into between the Company and a Recipient that sets out the terms of the Option granted to the Recipient.

1.3      "BOARD" means the Company's board of directors.

1.4 "CHANGE OF CONTROL" occurs when (A) any person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of 40% or more of the total number of shares entitled to vote in electing directors to the Board, or (ii) the Company merges with any other company or substantially all of the Company's assets are acquired by any other company.

1.5      "CODE" means the Internal Revenue Code of 1986, as amended.

1.6 "COMMITTEE" means the Stock Option Committee of directors appointed by the Board in accordance with Section 2 of this Plan, or if no such committee is appointed, then the Board.

1.7      "COMPANY" means Precise Software Solutions Ltd.

1.8 "CONSULTANT" means any person who, or any employee of a firm that, is engaged by the Company or any Affiliate to render services either for the Company or an Affiliate, and any non-employee director of the company or an Affiliate.

1.9 "CONTINUOUS SERVICE" means the absence of any interruption or termination of service as an Employee or Consultant of the company or an Affiliate. A person's Continuous Service is not considered interrupted because of sick leave, military leave, or any other leave of absence approved by the Company.

1.10 "DISPOSE OF" means pledge, hypothecate, give, assign, encumber, sell, grant an option with respect to, or otherwise transfer, to any person regardless of whether the person is a shareholder of the Company.

1.11 "EMPLOYEE" means any person, including officers, employed on an hourly or salaried basis by the Company or any Affiliate of the Company that now exists or later is organized or acquired by or acquires the Company.

1.12 "EXERCISE PRICE" means the price per Option Share at which an Option may be exercised, as

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determined by the Committee and as specified in the Recipient's Agreement.

1.13 "FAIR MARKET VALUE" means the fair market value of the Stock on the Grant Date. If the Stock is not traded publicly on the Grant Date, then Committee must determine the Shares' fair market value as of that date, using factors that the Committee considers relevant, such as the price at which recent sales have been made, the Stock's book value, and the Company's current and projected earnings. The Committee's determination of fair market value will be made in the Committee's sole and absolute discretion and will be final, binding and conclusive for all purposes under this Plan. If the Stock is publicly traded on the Grant Date, then the fair market value on that date is the mean between the closing bid and asked prices of the Stock as reported by the National Association of Securities Dealer Automated Quotations ("NASDAQ") on that date or, if the Stock is listed on a stock exchange, then the mean between the high and low sales prices of the Stock on that date, as reported in The Wall Street Journal. If trading in the Stock or a price quotation does not occur on the Grant Date, then the next preceding date on which the Stock was traded or a price was quoted will determine the Stock's fair market value.

1.14     "GRANT DATE" means the date on which the Option is granted.

1.15 "ISO" means a stock option that is intended to be and is identified as an "incentive stock option" and is granted under this Plan satisfying the requirements of Code Section 422.

1.16 "NON-ISO" means a stock option granted under this Plan that is not intended to be and is not identified as an ISO.

1.17     "OPTION" means an ISO, Non-ISO, or both granted under this Plan.

1.18     "OPTION SHAREHOLDER" means a person who has exercised his Option.

1.19     "OPTION SHARES" means shares issued upon exercise of an Option.

1.20 "RECIPIENT" means an Employee, Consultant, or other person receiving an Option.

1.21     "SHARE" means a share of the Stock, as adjusted in accordance with
Section 13 of this Plan.

1.22 "STOCK" means Ordinary Shares of 0.03 NIS par value per share of the Company, or such other class of shares or securities as to which the Plan may be applicable under Section 13 of this Plan.

                           ARTICLE 2 - ADMINISTRATION

2.1 A committee of at least two members of the Board will administer this Plan ("Committee"). The Committee will include at least one director who is not an employee of the Company. All members of the Committee serve at the Board's pleasure. If the Board does not appoint any members to the Committee, then the Board will serve as the Committee.

2.2 Except as otherwise provided in this Plan, the Committee has the exclusive power to select the Employee and Consultant participants in this Plan, to establish the terms of the Options granted to each Recipient, and to make all other determinations necessary or advisable under this Plan. The Committee has the sole and absolute discretion to determine whether the performance of an eligible Employee or Consultant warrants an award under this Plan and to determine the amount of the award. The Committee has full and exclusive power to construe and interpret this Plan; to prescribe, amend, and rescind rules and regulations relating to this Plan, and to take all actions necessary or advisable for the Plan's administration. The Committee, in the exercise of its powers, may correct any defect or supply any omission, or reconcile any inconsistency in this Plan, or in any Agreement, in the manner and to the extent that the Committee deems necessary or expedient to make this Plan fully effective. In exercising this power, the Committee may retain counsel at the Company's expense. The Committee also has the power to determine the duration and purposes of leaves of absence that may be granted to a Recipient without constituting a termination of the Recipient's Continuous Service for purposes of this Plan. The Committee has the authority to accelerate or to defer, with the Recipient's consent, the exercise date of any Option; or with the Recipient's consent, to re-price, cancel and re-grant, or otherwise adjust the exercise price of an Option previously granted by the Committee. All

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Committee determinations will be final and binding on all persons. A member of the Committee will not be liable for performing any act or making any determination in good faith.

                       ARTICLE 3 - SHARES SUBJECT TO PLAN

Subject to Section 13 of this Plan, the maximum, aggregate number of Shares subject to Options under this Plan is 93,403 shares (unless later increased by a Plan amendment). If an Option either expires or becomes unexercisable for any reason without having been exercised, then the unpurchased Shares that were subject to the Option will be available for other Options under this Plan.

                            ARTICLE 4 - PARTICIPANTS

4.1 ELIGIBILITY. Each Employee and Consultant of the Company and its Affiliates, as the Committee in its sole discretion designates, is eligible to participate in this Plan. Despite anything to the contrary in this Plan, only Employees are eligible to receive ISO grants. The Committee's award of an Option to a Recipient in any year does not require the Committee to award an Option to that Recipient in any other year. Further, the Committee may award different Options to different Recipients and has full discretion to choose whether to grant Options to any eligible Employee or Consultant. The Committee may consider such factors as it deems pertinent in selecting Recipients and in determining the amount of their Options, including, without limitation, (A) the Company's financial condition or its Affiliates; (B) expected profits for the current or future years; (C) the contributions of a prospective participant to the Company's success and profitability or its Affiliates; and (D) the adequacy of the prospective participant's other compensation. Participants may include persons to whom stock, stock options, stock appreciation rights, or other benefits previously were granted under this Plan or another plan of the Company or any Affiliate, whether or not the previously granted benefits have been exercise fully or vested.

4.2 NO RIGHT OF EMPLOYMENT. A Recipient's right, if any, to continue to serve the Company and its Affiliates as an officer, Employee, director, Consultant, or otherwise will not be enlarged or otherwise affected by his designation as a Recipient. Further, a person's status as a Recipient does not in any way restrict the Company's or an Affiliate's right, as the case may be, to terminate at any time the employment or affiliation of any Recipient.

                         ARTICLE 5 - OPTION REQUIREMENTS

Each Option granted to a Recipient under this Plan will contain such provisions as the Committee at the Grant Date deems appropriate. Each Option granted to a Recipient must satisfy the following requirements:

5.1 WRITTEN AGREEMENT. Each Option granted to a Recipient must be evidenced by an Agreement. The Agreement's terms may differ from Recipient to Recipient. The Agreement must include a description of the substance of each of the requirements in this Section with respect to that particular Option, and must indicate whether an Option is an ISO or Non-ISO.

5.2 NUMBER OF SHARES. Each Agreement must specify the number of Shares subject to the Option.

5.3 EXERCISE PRICE. Except as provided in Section 5.12, the Exercise Price of each Share subject to an ISO must be determined by the Committee to equal the Share's Fair Market Value on the ISO Option's Grant Date. The Exercise Price of each Share subject to a Non-ISO will be the price as determined by the Committee in its sole discretion.

5.4 DURATION OF OPTION. Except as provided in Section 5.12, each Option granted to a Recipient will expire on the tenth anniversary of the Option's Grant Date or, at an earlier date set by the Committee in establishing the Option's terms when granted. If the Recipient's Continuous Service with the Company terminates before the Option's expiration date, then the Options owned by the Recipient will expire on the earlier of the date stated in this Section
5.4 or the date provided elsewhere in this Article 5. Further, expiration of an Option may be accelerated under Section 5.10 of this Plan.

5.5 VESTING OF OPTION AND EXERCISABILITY. A Recipient may not exercise any Option until it becomes vested. Unless otherwise provided by the Committee in establishing an Option's terms, an Option will vest

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25% at the end of the first year, and 25% at the end of each following year, becoming fully vested at the end of the fourth year.

5.6 DEATH. In the case of the Recipient's death, the Option will expire on the one-year anniversary of the Recipient's death, or if earlier, the date specified in Section 5.4 of this Plan. During the one-year period following the Recipient's death, the Option may be exercised to the extent it could have been exercised at the time the Recipient died with respect to any vested Options, subject to any adjustment under Article 13 of this Plan.

5.7 DISABILITY. In the case of a Recipient's total and permanent disability and his resulting termination of Continuous Service with the Company or any Affiliate, the Option will expire on the one-year anniversary date of Recipient's last day of Continuous Service, or, if earlier, the date specified in Section 5.4 of this Plan. During the one-year period following the Recipient's termination of Continuous Service by reason of disability, any vested Option may be exercised as to the number of Shares for which the Option could have been exercised at the time the Recipient became disabled, subject to any adjustments under Article 13 of this Plan.

5.8 BANKRUPTCY. If the Recipient files or has filed against him a petition in bankruptcy, all Options held by the Recipient will lapse immediately upon the filing of such bankruptcy petition.

5.9 TERMINATION OF SERVICE. If the Recipient's Continuous Service with the Company or any Affiliate ceases, for no reason or for any reason other than death or disability, then all unvested Options held by the Recipient will lapse immediately following the termination of the Recipient's Continuous Service with the Company or any Affiliate. Any vested Option held by the Recipient as of his termination date may continue to be exercised as otherwise provided in this Plan for only 30 days after the Recipient's termination of Continuous Service. However, the Committee, in its sole discretion, either at granting the Option or at the time the Recipient's Continuous Service ceases, may delay the Option's expiration date to a date after termination of the Recipient's Continuous Service. The maximum delay that may be allowed is 60 days. During any such delay of the Option's expiration date, the Option may be exercised only for the number of Shares for which the Option could have been exercised on the termination date with respect to any vested Options, subject to any adjustment under Article 13 of this Plan. Despite anything in this Plan to the contrary, if the recipient
(A) commits any act of malfeasance or wrongdoing affecting either the Company or any Affiliate, (B) breaches any covenant not to compete or employment agreement with either the Company or any Affiliate, (C) engages in conduct that would warrant the Recipient's discharge for cause, or (D) discloses the number of shares granted or other relevant terms of any Option to anyone other than members of his or her immediate family or his or her personal financial advisors, then any unexercised part of the Option will lapse immediately upon the earlier of the occurrence of such event or the last day of the Recipient's Continuous Service with the Company or any Affiliate.

5.10 CHANGE OF CONTROL. If a Change of Control occurs, then the Board either may vote to terminate immediately all Options outstanding under the Plan as of the Change of Control date or may vote to accelerate the Options' expiration to the 10th day after the effective date of the Change of Control. If the Board votes to terminate immediately the Options, then the Board must make a cash payment to the Recipient equal to the difference between the Exercise Price and the Fair Market Value of the Shares that would have been subject to the terminated vested Options on the Change of Control date.

5.11 CONDITIONS REQUIRED FOR EXERCISE. Options granted to Recipients under this Plan are exercisable only if the issuance of Shares under the exercise complies with the applicable securities laws, as contemplated by Article 11 of this Plan.

5.12 TEN PERCENT SHAREHOLDERS. An ISO granted to an Employee who, on the Grant Date, owns stock possessing more than 10% of the total combined voting power of all classes of stock of either the Company, any parent or any Affiliate, will be granted only at an exercise price of 110% of Fair Market Value on the Grant Date and will be exercisable only during a period not to exceed 5 years immediately following the Grant Date. In calculating stock ownership of any person, the attribution rules of Code section 424(d) will apply. Further, in calculating stock ownership, any stock that the individual may purchase under outstanding Options will not be considered.

5.13 MAXIMUM OPTION GRANTS. The aggregate Fair Market Value determined on the Grant Date, of the

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Company's Stock with respect to which any ISOs under this Plan and all other plans of the Company or its Affiliates (within the meaning of Code Section 422(b)) may become exercisable by any individual for the first time in any calendar year must not exceed $100,000. In spite of this Section 5.13's limitations, the Company may grant Options in excess of this Section's limitations, in which case the excess Options will be deemed Non-ISOs.

                         ARTICLE 6 - METHOD OF EXERCISE

An Option granted under this Plan will be deemed exercised when the person entitled to exercise the Option (A) delivers written notice to the Company's president (or his delegate) of the decision to exercise, (B) concurrently tenders to the Company full payment for the Shares to be purchased under the exercise, and (C) complies with the other requirements the Committee may have established under this Plan. Payment for Shares with respect to which an Option is exercised may be made in cash, certified check, or wholly or partially in the form of Stock having a Fair Market Value equal to the exercise price. No person will have the rights of a shareholder with respect to Shares subject to an Option granted under this Plan until a certificate or certificates for the Shares have been delivered to him. An Option granted under this Plan may not be exercised in increments of less than 100 Shares, or, if less, 100% of the full number of Shares as to which the Option can be exercised. A partial exercise of an Option will not affect the holder's right to exercise the Option from time to time in accordance with this Plan as to the remaining Shares subject to the Option.

                         ARTICLE 7 - RIGHT OF REPURCHASE

7.1 REPURCHASE RIGHT. If the Recipient no longer maintains Continuous Service with either the Company or any Affiliate for no reason or for any reason ("Service Termination") at any time after the grant of the Option under which such Shares were issued, then at the Committee's discretion, Shares issued under the exercise of an Option may be subject to a right, but not an obligation, of repurchase by the Company (the "Right of Repurchase"). The Company may exercise its Right of Repurchase at the price specified in Section 7.2. Shares issued under this Plan may be transferred by the Recipient subject to the Right of Repurchase. The Company must legend the Right of Repurchase on the stock certificates evidencing such Shares and must take such other steps as it deems necessary to ensure compliance with this restriction.

7.2 REPURCHASE PRICE. The price per Share at which the Company may exercise the Right of Repurchase under Section 7(a) (the "Repurchase Price") will be the higher of the Exercise Price of each Share paid by the Recipient, or the Shares' Fair Market Value on the date the Company sends the notice to the Recipient of the Company's exercising its Right of Repurchase under Section 7.1.

7.3 REPURCHASE PROCEDURE. The Company must exercise its Right of Repurchase by sending written notice to the Recipient of the Company's taking such action and specifying the number of Shares being repurchased. The Company's Right of Repurchase will terminate if not exercised by written notice from the Company to the Recipient within one year after the date of Service Termination or the last date any Option granted to such Recipient is exercised, whichever is later. If the Company exercises its Right of Repurchase, then the Recipient immediately must deliver to the Company every stock certificate representing the Shares being repurchased, together with appropriate assignments separate from certificates or other appropriate transfer documents. The Company then must promptly pay the total Repurchase Price in cash or a certified check to the Recipient.

7.4      ELECTION TO DEFER PURCHASE OF OPTIONS SHARES.

         A. In spite of anything to the contrary in this Article 7, a Recipient whose Shares were issued under an ISO may elect to defer the Company's Right of Repurchase with respect to such Shares under this Subsection 7.4(A) until the holding period requirements of Code Section 422(a) are met. The Recipient's election must be in writing and must be in such form as the Committee may require. The Recipient must deliver his written election to the Company by certified mail no later than 7 business days after the date on which the Recipient receives notice that the Company has elected to exercise its Right of Repurchase. A Recipient's election under this subsection 7.4(A) must pertain to all Shares issued to the Recipient and is irrevocable.

         B. With respect to a Recipient making the election described in Subsection 7(A), the Company then

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         must repurchase the Recipient's Shares on or before the date which is one year following the earlier of the date on which the Recipient dies or the date on which the holding period requirements of Code Section 422(a) are met. The Repurchase Price of each Share remains as provided in Section 7.2 of this Plan.

7.5 BINDING EFFECT. The Company's Right of Repurchase inures to the benefit of its successors and assigns and binds the Recipient's successors in interested, personal representatives, heirs or legatees.

7.6 PAYMENT OF NET AMOUNT OWING. In spite of anything to the contrary in this Plan, if the Company determines to exercise its Right of Repurchase under this Article 7 before any Shares have been issued as a result of an exercise of an Option, in lieu of issuing any Shares, the Company will have the right, but not the obligation, to pay the Recipient the net amount owing to the Recipient.

7.7 TERMINATION OF RIGHT OF REPURCHASE. In spite of any other provision of this Article 7, if the Company's Stock is listed on any United States securities exchange or traded on any formal over-the-counter market in general use in the United States at the time that the Recipient otherwise would be required to transfer his Shares, the Company no longer will have the Right of Repurchase, and the Recipient will have no obligation to comply with this Article 7.

                       ARTICLE 8 - RIGHT OF FIRST REFUSAL

8.1 RIGHT OF FIRST REFUSAL. Shares issued under the exercise of an Option are subject to the requirement that if a Recipient proposes to sell, pledge, or otherwise transfer any Shares (or any interest in such Shares) acquired under the exercise of an Option to any person or entity, then the Company has a right of first refusal (the "Right of First Refusal") with respect to such Shares. Any Recipient desiring to transfer Shares (or an interest in such Shares) subject to the Company's Right of First Refusal must give written notice (the "Transfer Notice") to the Company describing fully the proposed transfer, including the number of Shares proposed to be transferred, the proposed transfer price, and the name and address of the proposed transferee. The Recipient and the proposed transferee must both sign the Transfer Notice. It must constitute a binding commitment of the Recipient and the proposed transferee to the transfer of the Shares. The Company has the right to purchase the Shares subject to the Transfer Notice on the terms contained in the Transfer Notice, subject to any change in such terms permitted under Section 8.2 of this Plan. The Company must exercise its Right of First Refusal by delivering written notice within 30 days after the date the Company received the Transfer Notice. The Company's rights under this
Section 8.1 are freely assignable, in whole or in part.

8.2 TRANSFER OF SHARES. If the Company fails to exercise its Right of First Refusal within 30 days after the date on which the Company received the Transfer Notice, then the Recipient, not later than 2 months following receipt of the Transfer Notice by the Company, may consummate a transfer of the Shares subject to the Transfer Notice on the same terms contained in the Transfer Notice. Any proposed transfer on terms different from those described in the Transfer Notice, as well as any later proposed transfer by the Recipient, must again be subject to the Company's Right of First Refusal and must again require compliance with the procedure contained in Section 8.1 of this Plan. If the Company exercises its Right of First Refusal, then the Recipient immediately must endorse and deliver to the Company every stock certificate representing the Shares being purchased, and the Company then must promptly pay the purchase price in accordance with the terms contained in the Transfer Notice.

8.3 REPURCHASE PAYMENT. The amount payable to a Recipient under the Company's exercise of its Right of First Refusal must be paid to the Recipient in accordance with the Transfer Notice's terms or, at the Company's election, may be paid in full either in cash or by a certified check.

8.4 BINDING EFFECT. The Company's Right of First Refusal inures to the benefit of its successors and assigns and binds any transferee of the Shares, including a proposed transferee of a transferee who acquired Shares in a transaction where the Company failed to exercise its Right of First Refusal.

8.5 TERMINATION OF RIGHT OF FIRST REFUSAL. In spite of any other provision of this Article 8, if the Company's Stock is listed on any United States securities exchange or traded on any formal over-the-counter market in general use in the United States at the time the Recipient desires to transfer his Shares, then the Company no longer will have a Right of First Refusal, and the Recipient will have no obligation to comply with this Article 8.

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                ARTICLE 9 - LOAN FROM COMPANY TO EXERCISE OPTION

The Committee, in its discretion and subject to the requirements of applicable law, may recommend to the Company that it lend the Recipient the funds needed by him to exercise an Option. The Recipient must make application to the Company for the loan, completing the forms and providing the information requested by the Company. The loan will be secured by such collateral as the Company may require, subject to its underwriting requirements and the requirements of applicable law. The Recipient must execute a promissory note as well as any other documents the Committee deems necessary.

                     ARTICLE 10 - DESIGNATION OF BENEFICIARY

Each Recipient must designate in the Agreement that he executes, a beneficiary to receive Options awarded under this Plan in the event if the Recipient dies prior to exercising his Options fully. If the Recipient does not designate a beneficiary or if the beneficiary so designated does not survive the Recipient, then the Recipient's estate will be deemed his beneficiary. A Recipient may change his previously designated beneficiary by delivering written notice of the beneficiary change to the Committee.

                    ARTICLE 11 - TAXES; COMPLIANCE WITH LAW;
                     APPROVAL OF REGULATORY BODIES; LEGENDS.

11.1 The Company either will withhold from payments otherwise due and owing to a Recipient (or his designated beneficiary) or will require the Recipient (or his designated beneficiary) to remit to the Company in cash, upon demand, an amount sufficient to satisfy any federal (including income, FICA, and FUTA amounts), state or local, withholding tax requirements at the time the Recipient (or his designated beneficiary) recognizes income for federal, state, or local tax purposes as the result of receiving Shares under this Plan as a condition to the Company's issuing Shares upon an Option's exercise (whether to the Recipient or to his designated beneficiary).

11.2 Options are exercisable, and Shares may be delivered, under this Plan, only in compliance with all applicable federal and state laws and regulations and the rules of all stock exchanges on which the Company's stock is listed at any time. An Option is exercisable only if either (A) a registration statement pertaining to the Shares to be issued upon exercise of the Option has been filed with and declared effective by the Securities and Exchange Commission and remains effective on the date of exercise, or (B) an exemption from the registration requirements of applicable securities laws is available. This Plan does not require the Company, however, to file a registration statement or to assure the availability of an exemption. Any certificate issued to evidence Shares issued under this Plan may bear such legends and statements, and will be subject to such transfer restrictions, as the Committee deems advisable to assure compliance with federal and state laws and regulations and with the requirements of this Section and to reflect this Plan's provisions. No Option may be exercised, and Shares may not be issued under this Plan, until the Company has obtained the consent or approval of every regulatory body, federal or state, having jurisdiction over such matters and the Committee deems advisable, it being understood that the Company is not obligated to list, register or qualify any Option or Shares under any securities laws. Any such postponement does not extend the time within which any Option may be exercised. Neither the Company, its directors nor its officers has any obligation or liability to the Recipient of an Option or to a successor-in-interest with respect to any Shares as to which such Option may lapse because of such postponement.

11.3 The Committee may require that each person who acquires the right to exercise an Option or to ownership of Shares by bequest or inheritance furnish the Committee with reasonable evidence of ownership of the Option as a condition to the person's exercising the Option. In addition, the Committee may require such consents and releases of taxing authorities as the Committee deems advisable.

11.4 With respect to persons subject to Section 16 of the Securities Exchange Act of 1934 (the "1934 Act"), transactions under this Plan are intended to comply with all applicable conditions of Rules 16b-3 under the 1934 Act or Rule 16b-3's successors under the 1934 Act. To the extent any provision of this Plan or action by the Committee fails to so comply, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

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                           ARTICLE 12 - ASSIGNABILITY

An Option granted under this Plan is not transferable except by will or the laws of descent and distribution. All rights of an Option are exercisable only by the Recipient during his lifetime.

                  ARTICLE 13 - ADJUSTMENT UPON CHANGE OF SHARES

If a reorganization, merger, consolidation, reclassification, recapitialization, combination or exchange of shares, stock split, stock dividend, rights offering, or other expansion or contraction of the Company's Stock occurs, then the number and class of Shares for which Options are authorized to be granted under this Plan, the number and class of Shares then subject to Options previously granted either to Employees or Consultants under this Plan, and the price per Share payable upon exercise of each Option outstanding under this Plan will be adjusted equitably by the Committee to reflect such changes. To the extent deemed equitable and appropriate by the Board, and subject to any required shareholders' action, in any merger, consolidation, reorganization, liquidation or dissolution, any Option granted under this Plan will pertain to the securities and other property to which a holder of the number of Shares of Stock covered by the Option would have been entitled to receive in connection with such event.

                   ARTICLE 14 - COMPANY'S GOVERNING DOCUMENTS

By exercising any Option, the holder of the Option takes his Shares subject to the Company's Articles of Incorporation, Bylaws, Stockholders Agreement, and other policies as they may then be in effect and as later amended from time to time.

                    ARTICLE 15 - EXERCISE OF UNVESTED OPTIONS

The Committee may grant any Recipient the right to exercise any Option prior to the complete vesting of the Option. Without limiting the generality of the previous sentence, the Committee may provide that if an Option is exercised prior to having vested completely, then the Shares issued upon such exercise remain subject to vesting at the same rate as under the Option so exercised and are subject to the Company's Right of Repurchase at the Repurchase Price with respect to all unvested Shares if the Recipient's Continuous Service with the Company or an Affiliate ceases for no reason or for any reason.

                        ARTICLE 16 - LIABILITY OF COMPANY

The Company and any Affiliate that is in existence or later may come into existence will not be liable to any person for any tax consequences expected but not realized by a Recipient or other person because of the exercise of an Option.

                  ARTICLE 17 - AMENDMENT OR TERMINATION OF PLAN

17.1 The Board either may amend or may terminate this Plan from time to time without shareholder approval. However, without shareholder approval, no amendment will be effective if it attempts any of the following:

         A. materially increases the benefit accruing to participants under this Plan;

         B. increases the aggregate number of Shares that may be delivered upon exercising an Option granted under this Plan;

         C. materially modifies the eligibility requirements for participation in this Plan; or

         D.       amends the requirements of Subsections A or B of this Section
         17.1.

17.2 Any amendment to this Plan, whether with or without shareholder approval, that alters an Option that was granted before the amendment (unless the alteration is expressly permitted under this Plan) will be effective only with the Recipient's consent to whom the Option was granted or the holder currently entitled to exercise the Option.

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                           ARTICLE 18 - MISCELLANEOUS

18.1 EXPENSES OF PLAN. The Company bears the expense of administering the Plan.

18.2 DURATION OF PLAN. Options may be granted under this Plan only during the 10 years immediately following the Plan's effective date, unless the Plan is terminated sooner under Subsection 17.1. All Options that are outstanding on the Plan's termination date will remain in effect until the Options either are exercised or otherwise expire.

18.3 APPLICABLE LAW. Maryland law, without regard to its conflict of laws provisions, exclusively governs this Plan.

18.4 EFFECTIVE DATE. This Plan's effective date is the earlier of (A) the date on which the Board adopts the Plan or (B) the date on which the shareholders approve the Plan.

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